EXHIBIT 8.2

                        [LARSSON, WOODYARD & HENSON, LLP]







Board of Directors
First Robinson Savings & Loan, F. A.
501 East Main St.
Robinson, Illinois  62454

RE: Illinois Tax Opinion relating to the conversion of First Robinson Savings & Loan, F. A. from a federally-chartered mutual savings association to a federally-chartered stock savings association to a national bank, under Chapter 35 of the Illinois Compiled Statements.

In accordance with you request, we render our opinion relating to the Illinois income tax consequences of the proposed conversion of First Robinson Savings & Loan, F.A. (Mutual") from a federally-chartered mutual savings association to a federally-chartered stock savings association ("Stock Association") to a national bank ("Bank"), pursuant to the provisions of Chapter 35 of the Illinois Compiled Statutes ("35 ILCS").


Statement of Facts

The facts and circumstances surrounding the proposed charter conversion are quite detailed and are described at length in both the Plan of Conversion and the federal income tax opinion provided by Silver, Freedman and Taff. However, a brief summary of the proposed plan of conversion is as follows:


Statement of Facts

The facts and circumstances surrounding the proposed charter conversion are quite detailed and are described at length in both the Plan of Conversion and the federal income tax opinion provided by Silver, Freedman and Taff. However, a brief summary of the proposed plan of conversion is as follows:

Mutual is a federally chartered mutual savings association. As a mutual savings association, Mutual has no authorized stock. Mutual wishes to amend its charter to permit it to continue operations in the form of a federally chartered stock savings bank ("Stock Association") and to a national bank ("Bank"). The fair market value of Stock Association deposit accounts received by Mutual deposit account holders will be equal to the fair market value of Mutual deposit accounts surrendered as a result of the conversion process. In connection with the proposed charter conversion, Stock Association will become a wholly-owned subsidiary of First Robinson Financial Corp (Holding Company), a newly organized Delaware corporation.

Board of Directors
First Robinson Savings & Loan, F. A.
Page 2

Opinion

Based solely upon the facts as described in the Plan of Conversion, a review of the federal income tax opinion as provided by the law firm of Silver, Freedman and Taff, as well as analysis and examination of applicable with the Plan of
Conversion:

1. The conversion of the Mutual from a federal mutual savings bank to a federal stock savings bank will not result in taxable gain or loss to either the Mutual, Stock Association, or the Bank. [35 ILCS 5/203(e)(l) and [35 IL ILCS 5/203(b)(2)].

2. The Bank will recognize no gain or loss upon the receipt of money and other property, if any, in exchange for shares of its common stock. [35 ILCS 5/203(e)(1)] and {35 ILCS 5/203(b)(2).

3. No gain or loss will be recognized by the Holding Company upon receipt of money for the conversion stock. [35 ILCS 2/203(b)(2)].

4. The creation of the liquidation account on the records of the Bank will have no effect on the Mutual or the Bank's taxable income. [35 ILCS 5/203(e)(1) and [35 ILCS 5/203(b)(2)].

5. There will be no gain or loss recognized to Mutual deposit account holders on the receipt of Bank deposit accounts, or upon the creation of liquidation accounts in the Bank. [35 ILCS 5/203(e)(1)] and [35 ILCS 5/203(b)(2)].

6. There will be no gain or loss recognized to any taxpayer receiving Holding Company stock subscription rights. [35 ILCS 5/203(e)(1)] and [35 ILCS 5/203(b)(2)].

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect and subject to the assumptions detailed in the federal tax opinion. Further, no opinion is expressed as to the tax treatment of the transaction under the provisions of any of the other sections of the Illinois Code and Income Tax Regulations which may also be applicable thereto, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the opinions set forth above.

Sincerely,


/s/ Larsson, Woodyard & Henson, LLP

Larsson, Woodyard & Henson, LLP
Certified Public Accountants

March 4, 1997